Exhibit 10.35

INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT

Name of Awardee: Rajeev Bhalla
Awardee Solium Number: ____________
Number of Restricted Stock Units: 18,908
Award Date: December 2, 2013

WHEREAS, CIRCOR International, Inc. (the “Company”) desires to employ the Awardee as its Executive Vice President and Chief Financial Officer;
WHEREAS, to induce the Awardee to join the Company in such capacity, the Board has determined that it is in the best interests of the Company to grant Awardee an inducement restricted stock unit award on the terms and conditions set forth herein; and
WHEREAS, the Awardee finds such terms and conditions to be acceptable.

NOW, THEREFORE, in consideration of the premises and of the services performed and to be performed by the Awardee, the Company hereby grants to the Awardee named above an award (the “Award”) of Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth herein. Except as specifically provided to the contrary under this Agreement, (a) capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”), and (b) this Award shall be construed and administered in accordance with the Plan, the terms of which are hereby incorporated by reference, including but not limited to the provisions with respect to the powers of the Administrator to interpret this Award and adjust its terms. The Award subject to this Agreement shall not be charged against the Plan’s share reserve and is being granted outside of the Plan as an inducement award under pertinent New York Stock Exchange regulations.

1.    Vesting Schedule. No portion of this Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will vest over a two-year period on the following basis, subject to employment with the Company on each vesting date:

Number of
Restricted Stock Units    Vesting Date
(9,454) one-half    December 2, 2014
(9,454) one-half    December 2, 2015

In the event of a Covered Transaction as defined in Section 3(c) of the Plan, this Award shall become immediately vested whether or not this Award or any portion thereof is vested at such time.

2.    Distribution of Shares/Dividend Equivalents.

(a)    Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the vesting date for such RSU.

(b)    Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c)    Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d)    Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon distribution of such RSUs, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee. In addition, with respect to RSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock underlying such RSUs shall be paid in cash to Awardee upon distribution of such RSUs.

3.    Termination of Employment. If the Awardee’s employment with the Company terminates, and if the Awardee is a “Good Leaver” (as defined below), any portion of this Award that has not yet vested shall immediately vest in which case the Company shall deliver the underlying shares to Awardee within 90 days of the date of termination of Awardee’s employment with the Company. If the Awardee terminates employment for any other reason, he shall immediately forfeit the unvested portion of this Award. The Optionee shall be a "Good Leaver" if either (i) he terminates his employment with the Company and its Subsidiaries due to death or Disability, (ii) the Company and its Subsidiaries terminate his employment without Cause, or (iii) he terminates employment with the Company and its Subsidiaries for Good Reason. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in the Severance Agreement between the Awardee and the Company dated December 2, 2013. “Disability” shall have the meaning set forth in Section 22(e) of the Code. The Administrator’s determination of the reason for termination of the Awardee’s employment shall be conclusive and binding on the Awardee and his or her representatives or legatees. Any portion of this Award that is unvested after the application of this Section 3 shall be cancelled immediately upon any termination of employment.

4    Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Awardee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided any earlier than the date that is the earlier of (A) six months and one day after the Awardee’s separation from service, or (B) the Awardee’s death.

5.    Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary.

6.    Tax Withholding. Upon vesting of RSUs and distribution of underlying shares, the Company is authorized to satisfy the minimum tax withholding obligation by withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due.

7.    Non-Compete/Non-Solicitation Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed were Awardee to leave the Company and perform services on behalf of a competitor or if the Awardee were to solicit (i) customers to do business with a competitor of the Company or (ii) employees of the Company to leave the Company. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of two (2) years following the termination of Awardee’s affiliation with the Company for any reason other than as a Good Leaver, Awardee shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business for which Awardee, during the two year period immediately preceding termination of affiliation with the Company, had managerial responsibility or otherwise provided regular services. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. The foregoing, however, shall not prevent Awardee from making passive investments in a competitive enterprise whose shares are publicly traded if such investment constitutes less than five percent (5%) of such enterprise’s outstanding capital stock. In addition, Awardee, for a period of two years following the termination of Awardee’s affiliation with the Company for any reason other than as a Good Leaver shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which Awardee either (a) has had any management responsibility, (b) has otherwise provided regular services during his affiliation with Company, or (c) has had access to confidential or proprietary information; or (2) entice, solicit, request or advise any employee of the Company to leave the Company’s employment or to otherwise accept employment (or other affiliation) with any person, firm or business with which Awardee has an employment or consulting relationship. As used above, “Customers” means all customers of any such business of the Company. Notwithstanding the provisions of this paragraph 7, if Awardee is an employee or resident of a state in which non-compete provisions of the type set forth in this paragraph 8 are not enforceable, then the non-compete provisions of this paragraph 7 shall not apply; the non-solicitation provisions of this paragraph 7, however, shall continue to apply. In addition, in the event that a court of competent jurisdiction determines that any of the restrictions set forth in this paragraph 7 are impermissible in scope and/or duration, Awardee and the Company intend that such court shall revise such scope and/or duration as the court deems reasonable rather than invalidating any such restrictions.

8.    Miscellaneous.

(a)    Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)    This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.

CIRCOR INTERNATIONAL, INC.

/s/ Scott A. Buckhout
By:     Scott A. Buckhout
Title:     President and CEO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Date: December 2, 2013

/s/ Rajeev Bhalla
Name:    Rajeev Bhalla